EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Prescient Applied Intelligence, Inc:

We consent to the incorporation by reference in the following registration statement, Form S-8 (File number 333-41320), of Prescient Applied Intelligence, Inc. of our report dated March 12, 2008, with respect to the consolidated balance sheets of Prescient Applied Intelligence, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2007 Annual Report on Form 10-KSB of Prescient Applied Intelligence, Inc.

/s/ Amper, Politziner & Mattia P.C.

March 12, 2008
Edison, New Jersey